                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

  ACETO CORPORATION ANNOUNCES A 50% INCREASE IN SECOND QUARTER OPERATING INCOME

          ACETO PHARMA CORP. LAUNCHES FIRST ACETO BRANDED GENERIC DRUG

LAKE SUCCESS, NY - February 8, 2007 - Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal second quarter and six months ended December 31, 2006.

Fiscal 2007 second quarter net sales increased 9.0% to $75.7 million compared to $69.5 million in the comparable 2006 quarter as we reported sales increases in all of our business segments. Gross profit increased 9.5% to $12.6 million from $11.5 million in the fiscal 2006 quarter and operating income increased 50.3% to $2.7 million, from $1.8 million in the year ago quarter. Net income increased by 12.7% to $1.7 million, or $0.07 per diluted share, up from $1.5 million or $0.06 per diluted share in the fiscal 2006 quarter. This financial performance reflects the recording in the 2007 fiscal second quarter of a net unrealized loss on foreign exchange of approximately $0.3 million, or $0.01 per common share due to the devaluation of the dollar as compared to the Euro and Chinese Yuan as of December 31, 2006, thereby requiring a quarterly revaluation of the dollar denominated assets being held by our foreign subsidiaries, principally cash and accounts receivable.

Net sales for the six months ended December 31, 2006 were $150.4 million, a 4.1% increase from $144.5 million for the fiscal 2006 comparable period. Gross profit for the first half of fiscal 2007 was $25.5 million, an increase of 6.2% from $24.0 million in fiscal 2006. Net income was $4.2 million, or $0.17 per diluted share for the first half of fiscal 2007, compared to $3.5 million, or $0.14 per diluted share in the first six months of fiscal 2006.

Leonard S. Schwartz, Chairman, CEO, and President of Aceto, stated, "Given the challenging economic conditions in the pharmaceutical industry that continue to affect our business, I am pleased with our Company's performance during the fiscal 2007 second quarter. These results surpassed the $0.06 that we reported in the fiscal 2006 second quarter and, had it not been for the currency devaluation at the end of the quarter, would have met our earnings estimate of $0.08 for the quarter."

"I am extremely pleased to announce that our strategic initiative to provide Aceto branded, finished dosage form generic drugs, has become a reality. Aceto Pharma Corp., a wholly owned subsidiary of Aceto Corporation, established for the express purpose of distributing Aceto branded human and veterinary generic pharmaceuticals in the United States, has made a successful entrance into the market by launching and taking orders for its first product, isoflurane, an inhalable anesthetic for human and veterinary use with a current US market of more than $75 million."

Commenting on the performance of the Company's business segments, Mr. Schwartz continued, "During the second quarter, sales in our Health Sciences segment increased by 6% over the 2006 comparable quarter, largely the result of increases in our foreign business, our pharmaceutical intermediates business and our nutritional business. Our Chemicals & Colorants sales increased 11%, primarily due to an increase in sales from our foreign business. In order to more accurately portray the markets in which we do business, we have changed the name of our Agrochemicals segment to Crop Protection. Sales in Crop Protection grew 23% primarily attributable to the successful launch of Asulam, a herbicide used on sugar cane."

Updating the current status of Aceto's strategic initiatives, Mr. Schwartz commented, "Our initiative to provide vaccines for companion animals continues to move forward. As we have previously discussed, we are currently working on a 4-way vaccine for the canine market. Three of the final four animal tests have been successfully completed and the results have been submitted to the USDA. The fourth test is expected to be completed shortly and those results will be submitted to the USDA in the next several weeks. We expect the results of the fourth test to be successful as well. Although there can be no assurances, we continue to expect to receive USDA approval in calendar 2007 and enter the market with Aceto branded product promptly thereafter."

Mr. Schwartz continued, "In addition to our announcement regarding isoflurane, we continue to make progress towards acquiring additional products to distribute under the Aceto brand. We now have agreements with two suppliers to purchase two products to distribute in the United States, one ANDA approved and the other with ANDA approval expected shortly. In addition, we are in the final stages of negotiating with another supplier with four ANDA approved products and are in various stages of negotiation with several other suppliers for additional ANDA approved products for Aceto to distribute in the United States. It remains the Company's intention to sell directly into multiple distribution channels, entering the market in an orderly basis principally focused on the large retail pharmacies while also selling to direct distributors to hospitals. Aceto's business model provides access to the US generic pharmaceutical market for mid-size foreign companies. With respect to regulatory compliance, the Company is very confident that it has achieved the capability to satisfy all of the regulatory requirements and still maintain its status as a distributor."

Mr. Schwartz concluded, "We ended the second quarter of fiscal 2007 with working capital of $109.5 million, no long-term bank debt and shareholders' equity of $119.7 million. We believe this level of working capital provides us the financial strength to move our strategic initiatives forward. We remain optimistic about the Company's business prospects and the strategic initiatives that will drive Aceto's revenue growth in the future, however, we are more cautious about the short term. In terms of financial guidance, we expect to earn approximately $0.06 per diluted share in the third quarter of fiscal 2007, compared to $0.11 in the third quarter of fiscal 2006. Some of this shortfall to the 2006 third quarter is a result of the life cycle of some of the products that we sell. For example, we sell products that the government stockpiles to combat bioterrorism. Fortunately there has been no need to use them however, they do have a shelf life of two years at which time they need to be replaced. The last deliveries we made were in fiscal 2006 so we are not anticipating any new orders of these products in the current fiscal year. The challenging conditions in the industry are also cause for us to temper guidance for the fiscal third quarter. Previously we have not discussed succeeding quarters however, due to the earnings inconsistency projected for the fiscal third quarter, we feel it is prudent to report that we expect the fiscal fourth quarter to be significantly better than the third quarter."



CONFERENCE CALL

Leonard S. Schwartz, Chairman, CEO, and President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Thursday, February 8, 2007. Interested parties may participate in the call by dialing 888-787-0577 (706-679-3204 for international callers) - please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 6916038). The conference call will also be webcast live via the Company's website, WWW.ACETO.COM. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived on the Company's website, and a recorded phone replay will also be available from 1:00 p.m. ET on Thursday, February 8, 2007 until 5:00 p.m. ET on Monday, February 12, 2007. Dial 800-642-1687 (706-645-9291 for international callers) and enter the code 6916038 for the phone replay. Today we have updated our Corporate Presentation which provides additional details on our strategic initiatives. To view this presentation please go to the Aceto website.



ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products. With a physical presence in ten countries, Aceto distributes over 1000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto's global operations, including a staff of 26 in Shanghai and 12 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding approval of applications for, and sales of, veterinary vaccines, entering the markets for finished dosage forms, results for the third and fourth quarters of fiscal year 2007, and prospects for long-term growth. All forward-looking statements in this press release are made as of the date of this press release, and Aceto assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These uncertainties include, but are not limited to, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, risk of entering into new European markets, continued successful integration of acquisitions, economic and political conditions in the United States and abroad, as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available at WWW.SEC.GOV.

FOR INFORMATION CONTACT:
Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
WWW.ACETO.COM

                                                 ACETO CORPORATION
                                         Consolidated Statements of Income
                                     (in thousands, except per share amounts)
                                                    (unaudited)


                                                             THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                 DECEMBER 31,                   DECEMBER 31,
                                                             2006            2005           2006           2005
                                                          ---------       ---------      ---------      ---------
Net sales                                                 $  75,686       $  69,467      $ 150,411      $ 144,460
Cost of sales                                                63,124          57,999        124,958        120,489
                                                          ---------       ---------      ---------      ---------
Gross profit                                                 12,562          11,468         25,453         23,971
Gross profit %                                                16.60%          16.51%         16.92%         16.59%

Selling, general and administrative expenses                  9,840           9,657         19,244         20,019
                                                          ---------       ---------      ---------      ---------
Operating income                                              2,722           1,811          6,209          3,952
Other income (expense), net of interest expense                (100)            358             88          1,117
                                                          ---------       ---------      ---------      ---------
Income from continuing operations before income taxes         2,622           2,169          6,297          5,069
Provision for income taxes                                      878             622          2,091          1,521
                                                          ---------       ---------      ---------      ---------
Income from continuing operations                             1,744           1,547          4,206          3,548
Loss from discontinued operations, net of taxes                 -               -              -              (27)
                                                          ---------       ---------      ---------      ---------
Net income                                                $   1,744       $   1,547      $   4,206      $   3,521
                                                          =========       =========      =========      =========

Basic income per common share:
  Income from continuing operations                       $    0.07       $    0.06      $    0.17      $    0.15
  Loss from discontinued operations                       $     -         $     -        $     -        $   (0.00)
  Net income                                              $    0.07       $    0.06      $    0.17      $    0.15

Diluted income per common share:
  Income from continuing operations                       $    0.07       $    0.06      $    0.17      $    0.14
  Loss from discontinued operations                       $     -         $     -        $     -        $   (0.00)
  Net income                                              $    0.07       $    0.06      $    0.17      $    0.14

Weighted average shares outstanding:
  Basic                                                      24,293          24,273         24,288         24,280
  Diluted                                                    24,670          24,557         24,625         24,595

                                ACETO CORPORATION
                           Consolidated Balance Sheet
                    (in thousands, except per-share amounts)

                                                      December 31,   June 30,
                                                          2006        2006
                                                       ---------   ---------
                                                      (unaudited)
ASSETS
Current Assets:
  Cash in banks                                        $  30,608   $  33,732
  Investments                                              9,632       3,309
  Trade receivables: less allowance for doubtful
    accounts: December, $356; and June, $416              55,802      50,993
  Other receivables                                        2,744       1,406
  Inventory                                               51,049      47,259
  Prepaid expenses and other current assets                1,277       1,011
  Deferred income tax benefit, net                         3,459       3,396
                                                       ---------   ---------

        Total current assets                             154,571     141,106

Long-term notes receivable                                   567         557
Property and equipment, net                                4,594       4,808
Property held for sale                                     4,531       4,531
Goodwill                                                   1,802       1,755
Intangible assets,net                                      4,050       3,789
Deferred income tax benefit, net                           6,388       7,356
Other assets                                               3,483       2,690
                                                       ---------   ---------

Total Assets                                           $ 179,986   $ 166,592
                                                       =========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $  30,102   $  24,424
  Note payable - related party                               500         500
  Accrued expenses                                        13,587      10,612
  Deferred income tax liability                              863         863
                                                       ---------   ---------
         Total current liabilities                        45,052      36,399

Long-term liabilites                                       6,529       6,379
Environmental remediation liability                        5,200       5,200
Deferred income tax liability                              3,226       3,329
Minority interest                                            254         232
                                                       ---------   ---------
          Total liabilities                               60,261      51,539

Commitments and contingencies

Shareholders' equity:
  Common stock, $.01 par value:
        (40,000 shares authorized; 25,644 shares issued;
        24,309 and 24,278 shares outstanding at
        Dec. 31, 2006 and June 30, 2006, respectively)       256         256
  Capital in excess of par value                          56,819      56,691
  Retained earnings                                       70,847      68,464
  Treasury stock, at cost:
       (1,335 and 1,366 shares at Dec
        31, 2006 and June 30 2006, respectively)         (12,895)    (13,198)
  Accumulated other comprehensive income                   4,698       2,840
                                                       ---------   ---------
         Total shareholders' equity                      119,725     115,053
                                                       ---------   ---------
Total liabilities and shareholders' equity             $ 179,986   $ 166,592
                                                       =========   =========